Exhibit 99.1

NeurogesX, Inc.

Stephen Ghiglieri

Executive Vice President, COO and CFO

(650) 358-3310

sghiglieri@neurogesx.com

NeurogesX Receives Determination Letter from NASDAQ

Intends to Request Hearing to Remain Listed on NASDAQ

San Mateo, Calif., (April 20, 2012) – NeurogesX, Inc. (NASDAQ: NGSX), a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies, today announced that it received a determination letter from the Staff of The NASDAQ Stock Market LLC on April 17, 2012, indicating that it has not regained compliance with NASDAQ Listing Rule 5450(b)(2)(A), which requires companies to maintain a minimum market capitalization of $50 million for continued listing. The letter states that unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”), trading in the Company’s stock on The NASDAQ Global Market will be suspended on April 26, 2012. The Company has until April 24, 2012, to request a hearing.

Accordingly, the Company intends to request in a timely manner a hearing before the Panel, at which it will seek continued listing pending its return to compliance with the listing requirements on either The NASDAQ Global Market or The NASDAQ Capital Market. Pursuant to the NASDAQ Listing Rules, the Panel has the discretion to grant up to an additional 180 day period for the Company to regain compliance. As a result of the hearing request, any delisting or suspension action will be stayed until the conclusion of the hearing process and the expiration of any extension granted by the Panel. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improve patients’ quality of life.

The Company’s lead product, Qutenza®, is currently approved in the United States and the European Union. Qutenza® is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza® is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients, and the Company believes that NGX-1998 is ready to enter Phase 3 development.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: NGX-1998 being ready for entry into Phase 3 development and NeurogesX’ proposed hearing request of the NASDAQ delisting determination, including potential outcomes of such hearing request. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: NGX-1998 may fail to demonstrate sufficient safety or efficacy in clinical trials to support further development or potential marketing approval; difficulties or delays in further clinical development of NGX-1998, including difficulties or delays in initiating Phase 3 clinical trials; adverse outcomes with respect to, or delay of, the End-of-Phase 2 meeting with the FDA; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of commercialization of Qutenza or could have an effect on NeurogesX’ development or other plans with respect to NGX-1998; Qutenza, NGX-1998 and NeurogesX’ other product candidates may have unexpected adverse side effects; delay or prevention of commercialization or development activities due to unexpected expenses or a lack of sufficient resources; and difficulties or delays in identifying potential strategic partners for Qutenza and NGX-1998 and negotiating and entering into agreements with such entities. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

Additional Contacts:

The Ruth Group

Stephanie Carrington (investors)

(646) 536-7017

scarrington@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com

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